Fisher Communications, Inc. Management Short Term Incentive Plan -2011

Exhibit 10.16

Purpose

The purpose of the Management Short Term Incentive Plan (the Plan) is to reward performance by focusing Fisher Communications key management employees on setting high standards and achieving performance goals.

Administration of the Plan

The Compensation Committee of the Board of Directors of Fisher Communications (the Committee) will approve final disposition of all matters pertaining to the administration of the Plan. The Committee’s decisions affecting the construction of the Plan will be final and binding on all parties.

The President and Chief Executive Officer (CEO) of Fisher Communications, on behalf of the Committee, has the responsibility to administer the Plan. The CEO will review goals for all plan participants. The Committee will review and approve Company financial goals, individual goals and final performance results and payouts.

Responsibilities for actions taken under the Plan and associated time frames are:

Responsibilities	CEO	Participant	Finance and Administration	Committee
Goal setting for upcoming year (Company financial and individual)	December 2010- January 2011	December 2010- January 2011	October 2010-December 2010

Goal approval for upcoming year				March 2011

Evaluation of performance results at the end of the Plan period	January 2012-February 2012		January 2012-February 2012

Calculation of payouts	March 2012		March 2012

Approval of payouts and performance results for previous year				March 2012

Communication of payouts	March 2012

Payouts to participants		By March 15, 2012

Page	1	January 2011

Fisher Communications, Inc. Management Short Term Incentive Plan -2011

Exhibit 10.16

Plan Period

The plan period is defined as January 1, 2011 through December 31, 2011.

Plan Participants

Participants in the Plan will be corporate officers and other key management employees approved by the Committee that are responsible for directing and performing functions that have significant impact on Fisher Communications’ performance. At the current time they are:

•	President and Chief Executive Officer

•	Executive Vice President, Operations

•	Senior Vice President, General Counsel and Corporate Secretary

•	Senior Vice President, Business Development

•	Vice President, Chief Financial Officer

•	Vice President, Human Resources and Administration

•	Vice President, Technology

Newly hired employees who are added as participants to the Plan during the year may receive prorated incentive awards as recommended by the CEO and approved by the Committee.

Plan Performance Measures and Weights

Performance measures are established before the end of the first quarter of the Plan period.

Performance measures for all of the above employees will consist of 80% of the incentive based on Company Financial Performance or Fisher’s Adjusted EBITDA (which may be adjusted for certain circumstances by the Compensation Committee) and 20% of the incentive based on the achievement of individual objectives.

Award payments for Adjusted EBITDA component will be based on the Payout as a Percent of Target which corresponds to the EBITDA achievement as a percent of target. The EBITDA payout will be calculated as follows: Payout as a percent of target x participant’s target bonus percent x 80%.

The individual objectives component is based on a pool that also varies by the EBITDA achievement. The minimum funding level for the pool is .8 x sum of participants’ target bonus x 20%. The pool funding increases with levels of EBITDA achievement such that the pool is funded at 90% of the target opportunity at 90% EBITDA achievement and 100% at 100% EBITDA achievement. Above 100% EBITDA achievement the pool increases 5% for every 1% increase in EBITDA achievement. For example, if EBITDA achievement is 110% of target, the individual objectives pool is 150%. If EBITDA achievement is 120% of target or higher, the individual pool is 200% of the target pool. Individual awards will vary based on individual performance. The sum of all individual awards will not exceed the total pool.

Page	2	January 2011

Fisher Communications, Inc. Management Short Term Incentive Plan -2011

Exhibit 10.16

Please refer to the Corporate Matrix for illustration of award potential for the Adjusted EBITDA component of the incentive. Please refer to the Individual Matrix for illustration of award potential for the individual objectives component of the incentive.

Award Schedule

At the beginning of the Plan year, a performance/payout schedule will be developed that specifies threshold, target, and maximum Company financial performance levels and the corresponding percentage of the target award that would be earned for each performance level. Additionally, individual objectives are developed and approved by the CEO.

Target Incentive Awards

Target incentive awards are expressed as a percentage of base salary and vary by position level and accountabilities.

Payment of Awards

A participant’s payout is calculated as follows:

•	Confirm target opportunity as % of base salary

•	Assess level of Company financial performance versus target performance

•	Assess level of individual objective performance versus target performance

•	Determine payout as a percent of target for Company financial and individual performance results

Termination

Retirement or Disability — In the event of termination of employment through retirement or as a result of total disability as defined in Fisher Broadcasting benefit plans, the award will be prorated for the number of months of the year completed prior to termination. Retirement is defined as termination of employment on or after age 65. The award is contingent upon actual performance against goals during the months served. The award will be paid out at the normal payout date or earlier, at the discretion of the Committee.

Death — If the participant dies, any unpaid awards will be paid to his or her estate in one lump sum. The amount of the award will be prorated for the number of months of the year completed prior to the participant’s death. The award is contingent upon actual performance against goals during the months served. The award will be paid out at the normal payout date or earlier, at the discretion of the Committee.

Termination for Reasons Other Than Retirement, Disability or Death — In the event of termination of employment for any other reason, the participant will not be entitled to any incentive compensation for the Plan period subsequent to termination, unless otherwise approved by the Committee.

Page	3	January 2011

Fisher Communications, Inc. Management Short Term Incentive Plan -2011

Exhibit 10.16

Amendment or Termination of the Plan — The Committee may terminate, amend or modify this Plan at any time.

Other Considerations

Right of Assignment — No right or interest in the Plan is assignable or transferable, or subject to any lien, directly, by operation of law, or otherwise, including levy, garnishment, attachment, pledge, or bankruptcy.

Right of Employment — Participation under this Plan does not guarantee any right to continued employment; management reserves the right to dismiss participants. Participation in any one Plan period does not guarantee the participant the right to participation in any subsequent Plan period.

Withholding for Taxes — Fisher Broadcasting has the right to deduct from all awards under this Plan any taxes required by law to be withheld with respect to such payments.

Page	4	January 2011

Fisher Communications, Inc. Management Short Term Incentive Plan -2011

Exhibit 10.16

Corporate Matrix

Corporate Performance (EBITDA) as a % of Target	Payout As a % of Target
80%	0%
81%	1%
82%	8%
83%	10%
84%	13%
85%	15%
86%	18%
87%	23%
88%	28%
89%	33%
90%	38%
91%	43%
92%	48%
93%	53%
94%	60%
95%	68%
96%	75%
97%	83%
98%	90%
99%	98%
100%	100%
101%	105%
102%	110%
103%	115%
104%	120%
105%	125%
106%	130%
107%	135%
108%	140%
109%	145%
110%	150%
111%	155%
112%	160%
113%	165%
114%	170%
115%	175%
116%	180%
117%	185%
118%	190%
119%	195%
120%	200%

Page	5	January 2011

Fisher Communications, Inc. Management Short Term Incentive Plan -2011

Exhibit 10.16

Individual Matrix

Corporate Performance (EBITDA) as a % of Target	Pool Funding as a % of Target Pool
< 80.00%	80%

80.00%	80%
85.00%	85%
90.00%	90%
95.00%	95%
100.00%	100%
105.00%	125%
110.00%	150%
115.00%	175%
120.00%	200%
Pool amount interpolated between levels shown

Page	6	January 2011